UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE

 SECURITIES EXCHANGE ACT OF 1934

July 2, 2014

Date of Report (Date of earliest event reported)

LIGHTPATH TECHNOLOGIES, INC.

 (Exact name of registrant as specified in its charter)

Delaware	000-27548	86-0708398
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2603 Challenger Tech Court, Suite 100

 Orlando, Florida 32826

 (Address of principal executive office, including zip code)

(407) 382-4003

 (Registrant’s telephone number, including area code)

LightPath Technologies, Inc.

Form 8-K

Item 1.01. Entry into a Material Definitive Agreement.

On July 2, 2014, LightPath Technologies, Inc. (the “Company”) and Challenger-Discovery, LLC (the “Landlord”) entered into a Sixth Amendment to Lease (the “Amendment”) related to the Company’s headquarters and manufacturing facility located at 2603 Challenger Tech Court, Orlando, Florida 32826. The Amendment materially amends certain terms of the original Lease dated August 10, 2001 (the “Lease”) between the Company and Landlord, including the following :

(a) The rentable area of the leased premises was increased from 21,557 square feet to 26,077 square feet.

(b) The lease term was extended from April 30, 2015, to April 30, 2022 (the “Extension Term”).

(c) The minimum rental rates for the Extension Term are based on annual increases of two and one half percent (2.5%).

(d) A portion of the monthly minimum rent due for the first eight (8) months of the Extension Term, with respect to the original premises, and the first fourteen (14) months of the Extension Term, with respect to the expansion premises, will be abated beginning in April 2015, provided the Company is not in default under the Lease. The aggregate amount of the monthly minimum rent abated during both periods equals approximately $124,597.

(e) There is a 5-year extension option exercisable by the Company. The minimum rental rates for such additional extension options will be determined at the time an option is exercised and will be based on a “fair market rental rate” as determined in accordance with the Amendment.

(f) The Company and the Landlord have agreed to enter into a subordination, non-disturbance and attornment agreement within thirty (30) days of the date of the Amendment.

(g) A change in ownership or control of the Company will not be deemed an assignment of the Lease, nor will it require the Landlord’s prior written consent or approval, provided that the Company’s stock is publically traded on a nationally recognized stock exchange. Subject to certain conditions, the Company may also assign the Lease without the Landlord’s prior written consent or approval in connection with a merger, consolidation, reorganization or the sale of substantially all of its assets.

The foregoing description of the terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01. Exhibits

A copy of the Sixth Amendment is attached as Exhibit 10.1 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed in its behalf by the undersigned, thereunto duly authorized.

LIGHTPATH TECHNOLOGIES, INC.

Dated: July 8, 2014	By:	/s/ Dorothy M. Cipolla
Dorothy M. Cipolla, CFO

Exhibit Index

Exhibit No.	Description

EX 10.1	Sixth Amendment to Lease dated as of July 2, 2014